___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

JPX GLOBAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-54793	26-2801338
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

9864 E Grand River, Ste 110-301, Brighton, Michigan		48116
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 891-1838

____________________ _____________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

1

Item 1.01 Entry into a Material Definitive Agreement

On February 15, 2013, JPX Global, Inc. (hereafter, “Company”) entered into an agreement to acquire all of the outstanding shares of Scorpex, Inc., a Nevada corporation (hereafter, “Scorpex”), in exchange for 103,250,000 shares of Common Stock and 5,000,000 shares of Series A Preferred Stock of the Company (such transaction is hereafter referred to as the “Acquisition”). Scorpex is a development stage waste disposal and recycling company, with the goal of storing and disposing all types of waste, including those classified as industrial, toxic, and hazardous.

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 15, 2013, the Company completed the Acquisition as described in Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

On February 15, 2013, the Company issued 103,250,000 shares of Common Stock and 5,000,000 shares of Series A Preferred Stock to the shareholders of Scorpex in connection with the Acquisition described in Item 1.01 above. Each of the shareholders of Scorpex are either “accredited investors” as defined pursuant to Rule 501 of Regulation D or have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of receiving the common stock. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. The Company believes that the issuance of the common stock in connection with the Acquisition was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.01 Changes in Control of Registrant

As of February 15, 2013, in connection with the Acquisition described in Item 1.01 above, Joseph Caywood, the largest shareholder of Scorpex, held a controlling beneficial interest in the Company and as a result may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPX Global, Inc.

Date: February 19, 2013	By:	/s/ James P. Foran
James P. Foran Chief Executive Officer